Exhibit 16.1

April 22, 2011

Securities and Exchange Commission
100 F Street, NE
Washington D.C. 20549

RE: China Polypeptide Group, Inc. (the "Company")

Ladies and Gentlemen:

We have read the statements made by the Company under Item 4.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 2011 and we agree with the statements contained therein concerning our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Bernstein & Pinchuk LLP

New York, NY